101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE: October 28, 2004	FOR FURTHER INFORMATION CONTACT: Randolph F. Williams President/CEO (765) 742-1064 Fax: (765) 429-5932

LSB Financial Corp. Announces Third Quarter Results
and Payment of a Cash Dividend

          LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported earnings for the quarter and nine months ended September 30, 2004. Net income for the first nine months of 2004 was $2.2 million, a decrease of $155,000 or 6.6% compared to the same period of 2003 generating diluted earnings per share for the first nine months of 2004 of $1.50 compared to $1.63 for 2003. Net income for the third quarter of 2004 was $728,000, a decrease of $218,000 from the third quarter of 2003. LSB President and CEO Randolph F. Williams stated, "Low interest rates in 2003 resulted in an unprecedented number of residential mortgage loan originations and many of these loans were sold in the secondary market. In the first nine months of last year, those sales generated fee income of $1.7 million compared to this year's level of $363,000, with the third quarter of 2003 generating a record $614,000 in gains on the sale of mortgage loans compared to $104,000 in the same period in 2004. This trend was expected and drove us to focus our efforts in 2004 on increasing our earning assets. I am pleased to report that we have done just that, increasing average earning assets by nearly $32 million or 10.5% over the last twelve months."

          Williams continued, "Our operating results remain strong despite declines in non-interest income and downward pressure on the margin. Net interest income is up slightly from last year, with our net interest margin being down only 18 basis points compared to last year. Also, because of the diligent efforts of our management team and the gradual improvement in the local economy, we have been able to decrease our provision for loan losses based on our analysis of risk factors in our loan portfolio."

          "We believe that the stability provided by Lafayette Savings Bank's 135 year history as Lafayette Savings Bank offers customers a tangible value as merger and acquisition activity nationwide results in loss of service and confusion over products for people whose banks are involved in this activity. Assets surpassed $350 million for the first time in the 135 year history of Lafayette Savings Bank, hitting $351 at September 30, 2004. The reliable, responsive service we can offer as an independent community bank helps explain the growth we are experiencing."

          Further, the Company announced today that it will pay a quarterly cash dividend of $0.15 per share to shareholders of record as of the close of business on November 5, 2004, with a payment date of December 3, 2004.

          The closing market price of LSB stock on October 27, 2004, was $26.42 per share as reported by the NASDAQ National Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (In thousands except share and per share amounts)

			September 30, 2004	December 31, 2003
Selected Balance Sheet Data:

Cash and due from banks			$1,915	$1,906
Short-term investments			8,398	7,491
Securities available-for-sale			9,318	14,050
Loans held for sale			195	803
Net portfolio loans			313,310	276,763
Allowance for loan losses			2,827	3,098
Premises and equipment, net			6,830	7,110
FHLB stock, at cost			4,066	3,928
Bank owned life insurance			2,960	2,861
Other assets			4,482	4,360
Total assets			351,474	319,272

Deposits			247,927	225,485
Advances from FHLB			72,351	64,851
Other liabilities			1,621	1,209

Shareholders' Equity			29,575	27,727
Book value per share			$20.89	$19.54
Equity / Assets			8.41%	8.69%
Total shares outstanding			1,434,695	1,424,010

Asset Quality Data:

Non-accruing loans			$5,111	$3,728
Loans past due 90 days still on accrual			601	518
Other real estate/assets owned			717	340
Total non-performing assets			6,429	4,586
Non-performing loans / Total loans			1.81%	1.51%
Non-performing assets / Total assets			1.83%	1.44%
Allowance for loan losses / Non-performing loans			49.49%	72.96%
Allowance for loan losses / Non-performing assets			43.97%	67.55%
Allowance for loan losses / Total loans			0.89%	1.10%
Loans charged off year-to-date			$641	$129
Recoveries on loans previously charged off			11	6

	Three months ended:		Nine months ended:
	September 30,		September 30,
	2004	2003	2004	2003

Total Interest Income	$ 4,877	$ 4,841	$ 14,298	$ 14,441
Total Interest Expense	2,152	2,073	6,214	6,517
Net Interest Income	2,725	2,768	8,084	7,924
Provision for Loan Losses	125	150	375	850
Net Interest Income after provision	2,600	2,618	7,709	7,074
Non-interest income:
Deposit Account Service Charges	232	185	667	624
Gain on Sale of Mortgage Loans	104	614	363	1,694
Gain on Sale of Securities	0	0	11	0
Other Non-interest Income	133	128	544	245
Total Non-Interest Income	469	927	1,585	2,563
Non-Interest Expense:
Salaries and benefits	1,099	1,163	3,242	3,355
Occupancy and equipment, net	262	276	894	836
Computer service	91	89	280	256
Advertising	47	88	228	332
Other	402	363	1,176	969
Total non-interest expense	1,901	1,979	5,820	5,748
Income before income taxes	1,168	1,566	3,474	3,889
Income tax expense	440	620	1,273	1,533
Net income	728	946	2,201	2,356

Weighted average number of diluted shares	1,467,145	1,449,320	1,462,506	1,442,925
Diluted Earnings per Share	$ 0.50	$ 0.65	$ 1.50	$ 1.63

Return on average equity	9.90%	13.95%	10.18%	11.88%
Return on average assets	0.84%	1.20%	0.86%	1.00%
Average earning assets	332,681	301,144	323,756	300,649
Net interest margin	3.28%	3.68%	3.33%	3.51%
Efficiency ratio	62.62%	55.81%	61.94%	59.66%